MEMBERSHIP INTEREST PURCHASE AND POST-CLOSING CONSULTING AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AND POST-CLOSING CONSULTING AGREEMENT (this "Agreement") is made on August 2, 2021, between JUSTIN CHINCHEN (the "Seller") and GREENE CONCEPTS INC., a New York corporation (the "Buyer") and joined by STAY HEMP 4 LIFE, LLC, a Colorado limited liability company (the "Company").

BACKGROUND

Seller owns ONE HUNDRED PERCENT of the Company's membership and economic interests (the "Membership Interest"). Buyer has offered to buy the Membership Interest, and Seller has agreed to sell the Membership Interest, according to the terms of this Agreement. All capitalized and undefined terms in this Agreement will have the definition given them in the Operating Agreement for the Company.

In conjunction with the sale and purchase of the Membership Interest, this Agreement also serves to define the parties' continuing obligations after the Closing of the sale.

In consideration of the mutual agreements and covenants described in this Agreement, Seller, Buyer and Company agree as follows:

ARTICLE I – SALE AND PURCHASE

1.1 Agreement to Purchase. On August 2, 2021 (the "Closing Date"), Seller will sell, assign and convey to Buyer the Membership Interest free and clear of any lien, claim, pledge, restriction on transfer, security interest or encumbrance. Buyer's purchase of the Membership Interest will be effected by delivery of the Assignment and Transfer of Membership Interest (the "Assignment") attached to this Agreement as Exhibit A. Seller is providing Buyer with a schedule of the Company's assets and intellectual property on or before the Closing Date, which schedule will also be appended to this Agreement.

1.2 Purchase Price. The Purchase Price for the Membership Interest (the "Purchase Price") is TWO HUNDRED SEVENTY-FIVE THOUSAND AND NO/100 Dollars ($275,000.00) in addition to the Additional Consideration described in Section 1.3 below. Buyer will tender the Purchase Price to Seller at Closing via federal wire transfer to Seller's designated escrow agent, Donnell Suares, Esq., Suares & Associates, having an address of 833 Flatbush Ave., Suite 100 Brooklyn, NY 11226 (the "Escrow Agent"). In addition to the Purchase Price, Buyer will deliver to Escrow Agent the amount of $1,200.00 to reimburse Seller for a portion of his attorneys' fees in having this Agreement prepared.

1.3 Additional Consideration. As Additional Consideration for Seller's sale of the Membership Interest and Buyer's purchase of the same, Buyer (and for purposes of subsection 1.3(iii), Seller,) will tender the following:

i. **The Royalty.** By virtue of Buyer's acquisition of the Membership Interest, it will own or control the production, sale and marketing of the "STAY" line of hemp-infused sports drinks (together, the "Product"). Buyer will pay Seller a royalty in the

8-2-21 8.2.21

amount of $.04 / Product unit sold. For example, for 100,000 units of Product sold by Buyer (whether through the Company, Buyer or any vendor or affiliate of Buyer), Buyer would owe Seller $4,000.00. This royalty also applies to any other production or licensing arrangement by which Buyer licenses any aspect of the STAY product line to a third party. Royalties are due and payable to Seller via federal wire transfer no later than 10 days following Buyer's publishing of its quarterly financial statements for each quarter of Buyer's fiscal year. All payments must be accompanied by a reasonably detailed report of all production and sales information for the Product. Seller will have the right to audit Buyer's sales and income associated with the Product to ensure the accuracy of all sales reports. Buyer's obligation to pay the royalty will terminate upon a sale of the STAY product line as discussed in the next subsection.

ii. **Sale of the STAY Product Line.** If Buyer sells the STAY product line, Buyer will pay to Seller NINE PERCENT of the sales price for the product line. If the product line is sold as part of a larger asset sale, merger or corporate restructure of Seller, Seller will retain the services of a bonafide and independent appraiser possessing extensive expertise in evaluating consumer product lines to assign a value to the Stay line for purposes of calculating the payment to Seller. Any transfer or licensing of the STAY product line to another entity (regardless of its affiliation to Buyer) that serves to circumvent the amounts due Seller will trigger Buyer's obligation to pay Seller the sum required under this subsection. Buyer will be permitted to transfer the product line within its corporate structure if the amounts due and payable to Seller continue.

iii. **Consulting provided by Seller.** While Buyer is required to pay the royalty described above, Seller agrees to provide Buyer with 10 hours per month of consulting services associated with brand management, quality control, sales and marketing strategy and production advice. If Buyer requires more than 10 hours per month of Seller's time, Buyer will pay Seller $150.00 / hour for Seller's time billed in increments of ¼ of an hour.

1.4 Closing. The consummation of the purchase and sale of the Membership Interest (the "Closing") will take place via the exchange and release of signatures and a wire transfer on August 2, 2021 to Seller. In advance of Closing, Buyer will wire the Purchase Price to Escrow Agent to hold in its attorney trust account. Upon Closing, Escrow Agent will pay the debts owed by the Company that are described on Exhibit B attached to this Agreement.

1.5 Closing Costs. Each party will be responsible for paying its own closing costs associated with this Agreement except as otherwise noted.

1.6 Escrow Agent Duties and Limitations. The duties of the Escrow Agent are ministerial and limited to the safekeeping of escrowed funds and to disbursement and delivery of the same in accordance with this Agreement. The Escrow Agent shall have no duties or responsibilities except those specifically set forth in this Agreement. Escrow Agent undertakes to perform only the duties expressly described in this Agreement, and no implied duties or obligations shall be read into this Agreement against Escrow Agent. The Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with adverse claims and demands being

8-2-21 8.2.21

made for the escrowed funds. The Escrow Agent shall be automatically released from all responsibility and liability hereunder upon Escrow Agent's delivery or deposit of the escrowed funds in accordance with this Agreement.

1.7 Non-Competition. Seller agrees that for a period of TWO YEARS following the Closing he will not, within the territory comprising North America, (1) accept employment with, consult for, assist or own any equity position in any person or entity that is competing with the STAY product line, or (2) independently develop (apart from Buyer) a hemp-infused sports drink product that competes with STAY. This non-competition agreement is being made in connection with the sale of a business and is a permissible exception to Colorado's statutory prohibition on non-competition provisions.

1.8 Further Assurances; Assistance and Cooperation. After Closing, the parties will perform any other acts and execute, acknowledge, and deliver all instruments, documents and other materials that a party or a party's attorney may reasonably request to enforce this Agreement or to effectuate the consummation of the transaction contemplated by this Agreement.

1.9 Non-Circumvention by Buyer. Buyer agrees that it will not, whether indirectly or otherwise (via its affiliates, licensees or otherwise), attempt to circumvent its continuing obligations under Section 1.3 or otherwise limit or avoid any portion of the amounts due and payable to Seller. Consequently, a Court will be permitted to look at the totality of a series of contracts, arrangements, licensing deals, schemes and ownership structures associated with Buyer to determine whether Buyer has attempted to structure a contractual or corporate means of avoiding the amounts due under Section 1.3.

1.10 Seller's and Company's Representations and Warranties. Seller and, to the extent relevant, Company, represents and warrants to Buyer as of the Closing Date that neither Seller nor Company is subject to any commitment, obligation, default, or agreement that impedes this Agreement and the proposed business relationship of the parties. Seller and Company further represent and warrant that neither of them is a party to any litigation that would prevent Seller from completing the transactions contemplated by this Agreement. Seller owns the Membership Interest free and clear of all encumbrances including, but not limited to, any liens, security interests or judgments. Seller has not made any agreements on behalf of the Company, including without limitation, making any verbal agreements or claims on behalf of the Company that obligate the Company beyond the Closing Date. Seller has not withdrawn any funds from the Company except in the ordinary course of business. Seller has no knowledge of any pending or threatened claims, demands or lawsuits against the Company relating to or arising out of any Company business.

1.11 Interim Closing of Books and 2021 Tax Returns. Upon Closing, by virtue of the transfer of the Membership Interest, the parties agree to cause the Company to close its books for the period from January 1, 2021 through the Closing Date. The Company's current accountant or tax counsel will determine the best method of closing the Company's books, depending upon the Company's tax elections and tax status on the Closing Date.

1.12 Indemnification by Company. The Company agrees to indemnify and hold Seller harmless from all manner of actions, suits, claims, damages, whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect, that the Company may have by

8-2-21

8·2·21

reason of any actions or causes of action that are raised ***after*** the Closing Date. This Agreement is intended to cover every matter that could be comprehended by the parties, whether explained in a general or particular manner, so that there should be no claim arising out of the prior relationship of Seller and the Company; provided, however, that this Section does not apply to any breach of this Agreement.

1.13 Indemnification of Buyer by Seller. Seller and Company agree to indemnify and hold Buyer harmless from all manner of actions, suits, claims, damages, whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect, that is associated with the Company and based upon the Company's acts and omissions occurring ***before*** the Closing Date (together, a "Claim") and which Claim is asserted against Buyer. This Agreement is intended to cover every matter that could be comprehended by the parties, whether explained in a general or particular manner, so that there should be no claim of any kind or nature associated with the Company based upon events taking place before the Closing Date; provided, however, that this Section does not apply to a breach this Agreement.

1.14 Post-Closing Insurance and Corporate Status. Although Buyer is purchasing the Membership Interest, Buyer will not dissolve Company without consulting Seller and legal counsel. Likewise, Buyer will not seek to modify or cancel the Company's existing insurance policies without first obtaining Seller's written permission.[1]

ARTICLE II - MISCELLANEOUS

2.1 Attorneys' Fees and Costs. If either party seeks to enforce this Agreement or for damages on account of any breach of this Agreement, the prevailing party in the suit will be entitled to recover from the other party, in addition to any other relief to which the prevailing party may be entitled, all costs, expenses, and reasonable attorneys' fees incurred in connection with the litigation. This attorneys' fee provision also applies to any hearings or expert testimony required to determine an award of attorneys' fees.

2.2 Choice of Law, Jurisdiction, and Venue. The interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles. Venue for any action arising out of this Agreement shall lie exclusively in the state (and not federal) courts located in Albany County, New York.

2.3 Notices. Any notice or other communication required under this Agreement must be in writing and may be emailed (with acknowledgement of receipt in some form), hand delivered, delivered by overnight courier or mailed by registered or certified United States Mail, postage prepaid, return receipt requested, to the party entitled or required to receive the same at the address specified below or at such other address as given in accordance with this paragraph:

[1] Because this is sale of the Company and not an asset purchase, it may be advisable to maintain or obtain certain insurance coverage to support the indemnification provisions of this Agreement. Maintaining the Company's corporate status is also advisable for the same reason.

8-2-21 8·2·21

To Seller: Justin Chinchen
2233 S. Devinney St.
720-434-4358 (mobile)
Email: justin@redlawsauce.com

with a copy to: Kurt Forrest Brewer, Esq.
Brewer Law LLC
717 5th Avenue
Longmont, CO 80501
(407) 286-0028 (FL Office)
Email: kurt@kblegal.com

To Company: c/o Justin Chinchen, Authorized Member
(address above)

To Buyer: Leonard Greene, CEO
Greene Concepts, Inc.
1865 Herndon Ave.
Suite K-358
Clovis, CA 93611
lenny@greeneconcepts.com

Notice will be deemed given on the date on which it is given personally, delivered by the overnight courier, deposited in the mail or on the date emailed (provided return email or response shows the date of emailing).

2.4 Integrated Contract, Waiver, and Modification. This Agreement together with its exhibits represents the entire agreement between the parties regarding all matters involved in this Agreement and supersedes all prior or contemporaneous agreements, whether written or oral. This Agreement may not be modified or amended, except in written instrument signed by the parties and described as an amendment to this Agreement. No waiver of any provision of this Agreement will be effective unless it is in the form of a written amendment to this Agreement. Any waiver will only apply to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver or a waiver of any other provision in this Agreement. **This Agreement cannot be modified, and no provision can be waived, by a series of email messages, text messages, social media messages or course of performance or course of dealing by the parties.**

2.5 Assignment. This Agreement is binding on and will inure to the benefit of the successors and assigns of the parties. Neither party may assign any of its rights or obligations under this Agreement in whole or in part without the prior written consent of the other party.

2.6 Continuing Effectiveness of Certain Provisions. Sections 1.3, 1.7, 1.8, 1.11, 1.12, and 1.13 will continue in effect notwithstanding the closing of the transactions contemplated by this Agreement. This Section, however, does not serve to indicate that any other provision of this Agreement will cease upon closing of the sale.

8-2-21 8·2·21

2.7 Counterparts. This Agreement and any other document or instrument associated with this Agreement may be executed in one or more duplicate counterparts, each of which shall upon execution by the parties be deemed an original. Electronic signatures to this Agreement and any other instruments associated with this Agreement are acceptable.

2.8 Limitation of Liability. In no event, whether as a result of breach of contract, warranty, tort (including negligence but excluding willful misconduct or recklessness), product liability, intellectual property infringement, or otherwise, shall any party to this Agreement be liable to the other party for any special, consequential, incidental, resultant, indirect, punitive or exemplary damages (including, without limitation, loss of use, loss of profit, or loss of revenue in connection with services), even if the party from whom the damages are sought has been given notice of the possibility of such damages.

2.9 Interpretation/Draftmanship. No provision of this Agreement will be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of the party having or being deemed to have structured, drafted or dictated such provision. As a publicly traded company, Buyer is represented by and has access to appropriate legal counsel for the purpose of entering this Agreement and determining its efficacy.

2.10 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT THAT EACH MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTION OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT AND THE DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH. THIS PROVISION SHALL BE LIBERALLY CONSTRUED TO COVER THE ENTIRETY OF THE PARTIES' BUSINESS RELATIONSHIP AND APPLIES TO ANY ACTION THAT ATTEMPTS TO SET ASIDE THIS AGREEMENT AS VOID OR UNENFORCEABLE.

2.11 INVESTMENT REPRESENTATIONS. THE MEMBERSHIP INTERESTS HAVE NOT BEEN REGISTERED, QUALIFIED, APPROVED OR DISAPPROVED UNDER ANY FEDERAL OR STATE SECURITIES LAW, INCLUDING THE SECURITIES ACT OF 1933 AND ARE BEING SOLD IN RELIANCE ON EXEMPTIONS FROM REGISTRATION AFFORDED BY APPLICABLE FEDERAL AND STATE SECURITIES LAWS, INCLUDING, BUT NOT LIMITED TO, THE SECURITIES ACT OF 1933.

[signatures follow on next page]

8-2-21 8·2·21

SELLER

____

Justin Chinchen

BUYER

GREENE CONCEPTS, INC., a New York corporation

By: ____________________________ 8-2-2021

Leonard Greene, CEO

COMPANY

STAY HEMP 4 LIFE, LLC, a Colorado limited liability company

By: ____________________________

Justin Chinchen, Authorized Member

8-2-21 8.2.21

EXHIBIT A

ASSIGNMENT AND TRANSFER OF
MEMBERSHIP INTERESTS OF
STAY HEMP 4 LIFE, LLC

For value received, the undersigned, being the sole member and owner of 100 PERCENT (100.0%) of the membership interests in STAY Hemp 4 Life, LLC, a Colorado limited liability company (the "Company"), hereby assigns, conveys and transfers all his right, title, interest and ownership of the following to GREENE CONCEPTS, INC., a New York corporation:

1. All his membership interest in the Company, which constitutes ONE HUNDRED PERCENT of the Membership Interests of the Company (the "Membership Interest");

2. all economic and beneficial interests associated with the Membership Interest or the Company in general;

3. all property owned but not title in the name of the Company;

4. all capital accounts or undistributed and earned profits attributed to the Membership Interest; and

5. all warrants, options and subscription rights as to the Membership Interest or any economic interests in the Company.

The authorized member, attorney of record or secretary for the Company is instructed to update the operating agreement or membership records of the Company to reflect the changes effected by this Assignment and Transfer.

In conjunction with this transfer, by signing below, Justin Chinchen hereby resigns and withdraws from all official and unofficial positions and designations with the Company to include his status as the sole member and designation as "managing member."

Dated and effective this 2nd day of August, 2021.

____
Justin Chinchen, individually and as sole member and managing member of the Company

8-2-21

EXHIBIT B

DEBT AND LIABILITIES OF

STAY HEMP 4 LIFE, LLC

ITS Food Consulting: $6,997.58

Redlaw Sauce Co.: $53,208.55

Justin Chinchen: $4,388.35

Mighty Brands: $2,951.16

Total Debt/Liabilities: $67,545.64

8-2-21 8.2.21